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                                                                  EXHIBIT 4.1(d)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            YOUNG BROADCASTING INC.

                               ----------------

   Young Broadcasting Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: Pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation dated March 16, 2000, the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment to the Corporation's Restated Certificate of Incorporation:

      That Article 4, clause (b)(i) of the Corporation's Restated
      Certificate of Incorporation be amended to read in its entirety as follows:

         "Designation. Except as set forth herein, twenty million (20,000,000) shares of the Common Stock shall be designated "Class A Common Stock" (hereinafter called "Class A Common"); twenty million (20,000,000) shares of the Common Stock shall be designated "Class B Common Stock" (hereinafter called "Class B Common") and twenty million (20,000,000) shares of the Common Stock shall be designated "Class C Common Stock" (hereinafter called "Class C Common"). Each share of Common Stock shall be identical in all respects with each other share of Common Stock, except as otherwise provided herein."

     SECOND: That at the duly noticed and convened Special Meeting in Lieu of the 2000 Annual Meeting of Stockholders of the Corporation held on April 27, 2000, at which a quorum was present and acting throughout in person or by proxy, the stockholders of the Corporation have approved the aforesaid amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by James A. Morgan, its Executive Vice President, this 12th day of June, 2000.

                                          Young Broadcasting Inc.

                                                  /s/ James A. Morgan
                                          By: _________________________________
                                                     James A. Morgan
                                                Executive Vice President